EXHIBIT 99.1

Contact: Cathy Kruse

Telephone: 701-572-2020 ext 113

cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Interim Operations Update

Houston, Texas, February 16, 2010 – GeoResources, Inc., (NASDAQ: GEOI), today provided an interim operations update on its joint venture in the Bakken Shale trend of the Williston Basin.

To date, the Company has participated in 42 wells drilled by its joint venture operator and has realized a 100% success rate. In addition, the Company owns minor working interests in more than 140 wells within the Bakken/Three Forks play. Our joint venture continues to acquire acreage in this expanding play and is currently running four drilling rigs continuously.

The following table lists recent activity. Please refer to our prior news releases for additional information. The Company generally reports joint venture and other wells where its interests are meaningful, but does not report numerous minor interest wells. The pace of activity has increased and we expect to participate in more than 90 joint venture wells over the next two years, exclusive of the participation in numerous minor interest wells. The following table updates our prior operations release with respect to this project.

WELL NAME	SPACING UNIT (Acres)	WI	IP (BOPD) (2) (24-hr test)	STATUS
4th Qtr 2009
Goldeneye #2-2H	640	4.34%	1,823	Producing
Banshee #2-1H	640	5.41%	1,807	Producing
Skybolt #1-24H	640	5.40%	1,050	Producing
Stallion #1-1-12H (1)	1,280	11.70%	2,523	Producing
Howitzer #1-25H	640	14.40%	981	Producing
Zephyr #1-36H	640	12.03%	1,462	Producing
Ripper #1-22H	640	5.27%	1,243	Producing
Cougar Federal #1-30H	640	12.19%	—	Completing
Cannonball Federal#1-27-34H	1,280	4.74%	—	Drilling
Jughead Federal #1-26H	640	8.88%	—	Completing
1st Qtr 2010
Lunker Federal 1-33-4H	1,280	5.25%	—	Moving to Location
Machete 1-19H	640	9.9%	—	Completing
Wizard 1-35H	640	14.4%	—	Drilling
Whirlwind 1-31H	640	6.28%	—	Drilling

(1)	The Stallion #1-1-12H was previously listed incorrectly as the Stallion #2-1-12H.

(2)	Consistent with prior press releases, “IP(BOPD) (24 hr test)” is defined as the peak oil volume produced on a daily basis through permanent production facilities that occurs within the first few days of initial production from the well. Higher hourly rates can occur while the well is cleaning up through temporary test facilities after hydraulic fracture stimulation. The reported IP only accounts for the oil production and does not include gas or gas equivalent production.

Comments:

Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, Our net production in the Williston Basin continues to increase with the on-going success of this development program. As part of our recurring communications, we expect to provide a further operations update after the end of the1st quarter.

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest, Gulf Coast and the Williston Basin. For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate” or “continue,” or comparable words. All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read our 10-K/A for the year ended December 31, 2008 and the other SEC reports of the Company and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein. Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).